PILLSBURY WINTHROP SHAW PITTMAN LLP
2550 Hanover Street
Palo Alto, California 94304

August 5, 2016

Applied Micro Circuits Corporation
4555 Great America Parkway, 6th Floor
Santa Clara, CA 95054

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Applied Micro Circuits Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") of 3,000,000 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), issuable pursuant to the Applied Micro Circuits Corporation 2012 Employee Stock Purchase Plan, as amended (the "Plan").

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Pillsbury Winthrop Shaw Pittman LLP

Pillsbury Winthrop Shaw Pittman LLP